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                                                                     EXHIBIT 12

                          ALARIS MEDICAL SYSTEMS

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (AMOUNTS IN THOUSANDS OF DOLLARS)

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
                                                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                               MARCH 31,
                                       -------------------------------------------------------------------    -----------------
                                                                                                 1996
                                        1992      1993       1994      1995       1996         PRO FORMA        1996       1997
                                       -------   ------    -------   -------   -----------    ------------    -------    ------
Pre-tax income (loss) from
  continuing operations                $13,939   $ (377)   $13,955   $16,365     $(49,404)       $ 3,583      $3,767     $(5,201)

Fixed charges:
  Interest expense and amortization
    of debt discount and premium on
    all indebtedness                     5,046    4,159      2,805     2,052        6,303         40,384         351      10,370
  Interest portion of rentals
    (33% of rent expense)                1,232    1,252      1,226     1,046        1,156          2,065         173         377
                                       -------   ------    -------   -------     --------        -------      ------     -------
Total fixed charges                      6,278    5,411      4,031     3,098        7,459         42,449         524      10,747
                                       -------   ------    -------   -------     --------        -------      ------     -------
                                       -------   ------    -------   -------     --------        -------      ------     -------
Earnings before income taxes and
  fixed charges                        $20,217   $5,034    $17,986   $19,463     $(41,945)       $46,032      $4,291     $ 5,546
                                       -------   ------    -------   -------     --------        -------      ------     -------
                                       -------   ------    -------   -------     --------        -------      ------     -------
Ratio of earnings to fixed charges         3.2      n/a        4.5       6.3          n/a            1.1         8.2         n/a
                                       -------   ------    -------   -------     --------        -------      ------     -------
                                       -------   ------    -------   -------     --------        -------      ------     -------
Earnings insufficient to cover
  fixed charges by                         n/a   $  377        n/a       n/a     $ 49,404            n/a         n/a     $ 5,201
                                       -------   ------    -------   -------     --------        -------      ------     -------
                                       -------   ------    -------   -------     --------        -------      ------     -------
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